Filed Pursuant to Rule 433

Dated February 6, 2019

Registration No. 333-225593

PRICING TERM SHEET

Corporación Andina de Fomento

U.S.$ 1,250,000,000 of 3.250% Notes due 2022

Issuer:	Corporación Andina de Fomento

Ratings(1):	Moody’s: Aa3 (Stable) / S&P: AA- (Negative) / Fitch: AA- (Negative)

Security Status:	Senior unsecured notes; not secured by any property or assets; notes rank equally with all other unsecured and unsubordinated indebtedness

Format:	SEC Registered

Currency:	U.S. Dollars

Total Principal Amount:	U.S.$ 1,250,000,000

Offering Price:	99.779% plus accrued interest, if any, from February 11, 2019

Gross Proceeds:	U.S.$ 1,247,237,500

Trade Date:	February 6, 2019

Settlement Date:	February 11, 2019 (T+3)

Maturity Date:	February 11, 2022

Coupon:	3.250% per annum

Spread to Mid-Swap:	72 bps

Mid-Swap Spread:	12.25 bps

Benchmark Instrument:	UST 2.500% due February 15, 2022

Benchmark Instrument Price/Yield:	100.25 / 2.486%

Spread to Benchmark Instrument:	+84.2bps

Yield to Maturity:	3.328%

Interest Rate Payment Frequency:	Semi-annual

Interest Payment Dates:	February 11 and August 11, with first interest payment date on August 11, 2019

Interest Rate Basis:	30/360

Business Day Convention:	Modified Following, Unadjusted

Redemption Provisions:	None

Sinking Fund Provisions:	No sinking fund provisions

Form:	Global note held by depositary or the depositary’s custodian

Denominations:	Denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof

Clearing:	DTC / Euroclear / Clearstream

Joint Book-Running Managers:	Barclays Bank PLC Goldman Sachs International HSBC Securities (USA) Inc. J.P. Morgan Securities plc

Names and Addresses of Representatives:

Barclays Bank PLC

5 The North Colonnade

Canary Wharf

London E14 4BB

United Kingdom

Goldman Sachs International

Peterborough Court

133 Fleet St

London EC4A 2BB

United Kingdom

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, NY 10018

J.P. Morgan Securities plc

25 Bank Street

Canary Wharf

London E14 5JP

United Kingdom

Governing Law:	State of New York

Listing:	Application will be made to admit the notes to the official list of the United Kingdom Listing Authority and to the regulated market of the London Stock Exchange

CUSIP/ISIN:	ISIN: US219868CB02 CUSIP: 219868 CB0

(1) These securities ratings have been provided by Moody’s, S&P and Fitch Ratings. These ratings are not a recommendation to buy, sell or hold these securities. Each rating may be subject to revision or withdrawal at any time and should be evaluated independently of any other rating.

MiFID II professionals/ECPs-only – Manufacturer target market (MIFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you a copy of the prospectus if you request it by calling Barclays Bank PLC toll-free at +1 (888) 603-5847, Goldman Sachs International toll-free at +1-866-471-2526, HSBC Securities (USA) Inc. toll-free at +1 (866) 811-8049 or J.P. Morgan Securities plc toll-free at +1-866-803-9204.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.